Contacts:

Media:	Analysts:
Misty Zelent	Joe Fimbianti
(704) 655-5324, mzelent@irco.com	(704) 655-4721, joseph_fimbianti@irco.com
-or-
Janet Pfeffer
(704) 655-5319, janet_pfeffer@irco.com

Ingersoll Rand Announces Pricing of $1.55 Billion of Senior Notes
Swords, Ireland, June 17, 2013 - Ingersoll-Rand plc (NYSE: IR) a world leader in creating and sustaining safe, comfortable and efficient environments today announced that it has completed a $1.55 billion debt offering consisting of three tranches, maturing in 2019, 2023 and 2043.

•	$350,000,000 aggregate principal amount of 2.875% notes due in 2019

•	$700,000,000 aggregate principal amount of 4.25% notes due on 2023

•	$500,000,000 aggregate principal amount of 5.75% notes due on 2043
The company intends to use the net proceeds from the offering of the Notes to fund the redemption of IR Global's existing $600 million aggregate principal amount of 6.00% Senior Notes due 2013 and $655 million aggregate principal amount of 9.5% Senior Notes due 2014 and to fund expenses related to our previously-announced spin off of our commercial and residential security businesses. The redemption premium expense for the early retirement of these notes will approximate $46 million and will negatively impact third quarter and full year earnings per share by approximately $0.15 per share. Additionally, the lower interest costs for the new debt and the early refinancing of the 2013 and 2014 notes will reduce the future annualized total interest expense by approximately $30 million.
The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this news release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction

Forward-Looking Statements

Certain statements contained in this news release, other than purely historical information, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These forward-looking statements generally include those identified by the words “expect,” “estimate,” “intend,” “will” and “would” or the negative thereof or variations thereon or similar terminology generally intended to identify forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can offer no assurance that such expectations will prove to be correct. Some of the significant risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described more fully in Item 1A “Risk Factors” in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on February 14, 2013. All forward-looking statements are expressly qualified in their entirety by such risk factors.

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